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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CONSECO, INC.

(Name of Registrant as Specified In Its Charter)
Conseco, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2006
      Notice Is Hereby Given That the Annual Meeting of Shareholders of Conseco, Inc. (the “Company”), will be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana, at 10:00 a.m., local time, on May 23, 2006, for the following purposes:

1.	To elect eight directors, each for a one-year term ending in 2007;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006; and

3.	To consider such other matters, if any, as may properly come before the meeting.
      Holders of record of outstanding shares of the common stock of the Company as of the close of business on April 4, 2006, are entitled to notice of and to vote at the meeting. Holders of common stock have one vote for each share held of record.
      Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

By Order of the Board of Directors

Karl W. Kindig, Assistant Secretary
April 12, 2006
Carmel, Indiana

Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. (“Conseco” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana on May 23, 2006, at 10:00 a.m., local time. It is expected that this Proxy Statement and proxy will be mailed to the shareholders on or about April 20, 2006. The enclosed proxy is solicited by our Board of Directors. Proxies are being solicited principally by mail. Directors, officers and regular employees of Conseco may also solicit proxies in person, through the mail or by telecommunications. All expenses relating to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.
      If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted for each of the nominees for director (Proposal 1) and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006 (Proposal 2). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.
      Only holders of record of shares of Conseco’s common stock as of the close of business on April 4, 2006, will be entitled to vote at the meeting. On such record date, Conseco had 152,826,798 shares of common stock outstanding and entitled to vote. Each share of common stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.
      The election of directors (Proposal 1) will be determined by the plurality of the votes cast by the holders of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting provided a quorum is present. Consequently, the eight nominees who receive the greatest number of votes cast will be elected as directors of the Company. The vote required to approve the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting provided a quorum is present. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. As a result, abstentions from voting or broker non-votes will have the same legal effect as voting against Proposal 2.

SECURITIES OWNERSHIP
      The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 4, 2006 (except as otherwise noted) by each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, each of our current executive officers that are named in the Summary Compensation Table on page 14 and all of our directors and executive officers as a group.

		Shares Beneficially Owned

Title of Class	Name of Beneficial Owner	Number	Percentage

Common stock	Lord, Abbett & Co., LLC(1)	11,113,513	7.4%
Common stock	Massachusetts Financial Services Company(2)	9,632,791	6.3
Common stock	Hotchkis and Wiley Capital Management, LLC(3)	8,033,448	5.3
Common stock	R. Glenn Hilliard(4)	1,107,802	*
Common stock	William S. Kirsch(5)	518,750	*
Common stock	Debra J. Perry(6)	13,173	*
Common stock	Philip R. Roberts(7)	20,032	*
Common stock	Neal C. Schneider(7)	20,032	*
Common stock	Michael S. Shannon(7)	30,032	*
Preferred stock, Class B		8,000	*
Common stock	Michael T. Tokarz(7)	20,032	*
Common stock	John G. Turner(7)	21,032	*
Common stock	Eugene M. Bullis(8)	318,589	*
Common stock	James E. Hohmann(9)	150,000	*
Common stock	Eric R. Johnson(10)	138,511	*
Common stock	John R. Kline(11)	92,341	*
Common stock	All directors and executive officers as a group (12 persons)(12)	2,450,326	1.6%

*	Less than 1%.

(1)	Based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 1, 2006 by Lord Abbett & Co., LLC. The business address for Lord Abbett & Co., LLC is 90 Hudson Street, Jersey City, NJ 07302.

(2)	Based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2006 by Massachusetts Financial Services Company. Includes 142,365 shares resulting from the assumed conversion of our 3.50% convertible debentures due 2035. The business address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

(3)	Based solely on the Schedule 13G filed with the SEC on February 13, 2006 by Hotchkis and Wiley Capital Management, LLC. The business address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017.

(4)	Includes 98,119 shares held by a charitable foundation, of which Mr. Hilliard is a trustee. He disclaims beneficial ownership of such shares. Also includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 418,333 shares of common stock.

(5)	Includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 118,750 shares of common stock.

(6)	Includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 6,034 shares of common stock.

(7)	Includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 9,367 shares of common stock.

(8)	Includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 125,000 shares of common stock.

(9)	Includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 50,000 shares of common stock.

(10)	Includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 75,000 shares of common stock.

(11)	Includes options, exercisable currently or within 60 days of April 4, 2006, to purchase 50,000 shares of common stock.

(12)	Includes 1,038,213 shares of restricted stock which have not yet vested and options, exercisable currently or within 60 days of April 4, 2006, to purchase an aggregate of 889,952 shares of common stock held by directors and executive officers.

PROPOSAL 1
ELECTION OF DIRECTORS
      Our board of directors is currently comprised of eight members, divided into two classes as follows: Messrs. Kirsch, Roberts and Tokarz and Ms. Perry are Class I Directors, and Messrs. Hilliard, Schneider, Shannon and Turner are Class II Directors. The terms of office of the current Class I Directors and the current Class II Directors expire at our 2006 annual meeting of shareholders. Other than the term of office of the initial Class II Directors (which was two years), the term of office of each class of directors will expire at the next succeeding annual meeting of shareholders. Accordingly, all directors are now elected annually for one-year terms. All directors will serve until their successors are duly elected and qualified.
      Unless authority is specifically withheld, the shares of common stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the board of directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The board of directors knows of no reason why any of its nominees would be unable to accept election.
      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
      Set forth below is information regarding each person nominated for election as a Class I or Class II Director.
Nominees for Election as Class I Directors:
      William S. Kirsch, 49, has been president and chief executive officer and director since August 2004. From September 2003 until August 2004 he served as executive vice president, general counsel and secretary of Conseco. Mr. Kirsch was with the law firm of Kirkland & Ellis LLP from 1981 until 2004. Mr. Kirsch also serves on the Board of Trustees of Northwestern University, the Board of Directors of Children’s Inner City Education Fund, the Board of Advisors of Sun Capital, the Dean’s Circle and the Board of Visitors of Stanford Law School and the Board of Directors of Boise Cascade LLC.
      Debra J. Perry, 54, has served as a director of Conseco since June 2004. From 2001 until 2004, she served as senior managing director of global ratings and research at Moody’s Investors Service. From 1999 until 2001, Ms. Perry served as chief administrative officer of Moody’s Corporation and from 1992 until 1999 she served in a variety of management positions with Moody’s including group managing director of the Finance, Securities and Insurance Group (which rated all non-bank financial institutions worldwide). Ms. Perry is also a director of MBIA Inc.
      Philip R. Roberts, 64, joined our board of directors in September 2003. Since 2000, Mr. Roberts has been principal of Roberts Ventures L.L.C., consultant for merger and acquisition and product development for investment management firms. From 1996 until 2000, Mr. Roberts served as chief investment officer of trust business for Mellon Financial Corporation and headed its institutional asset management businesses from 1990 to 1996.
      Michael T. Tokarz, 56, joined our board of directors in September 2003. Mr. Tokarz is the chairman of MVC Capital, Inc. (a registered investment company). In addition, he has been a managing member of the Tokarz Group, LLC (venture capital investments) since 2002. He was a general partner with Kohlberg Kravis Roberts & Co. from 1985 until he retired in 2002. Mr. Tokarz is also a director of Walter Industries, Inc, Idex Corp., and Dakota Growers Pasta Companies, Inc.
Nominees for Election as Class II Directors:
      R. Glenn Hilliard, 63, has served as chairman of our board of directors since September 2003. During the period from August 2004 until September 2005, he served as executive chairman and at all other times since September 2003 he has served as non-executive Chairman. Mr. Hilliard has been chairman and chief executive officer of Hilliard Group, LLC, an investment and consulting firm, since 2003. From 1999 until his retirement in 2003, Mr. Hilliard served as chairman, chief executive officer and a member of the executive committee for ING Americas. From 1994 to 1999 he was chairman and CEO of ING North America. Mr. Hilliard is a director of Alea Group Holdings (Bermuda) Ltd. and Trustee of Nations Separate Account Trust (73 funds).
      Neal C. Schneider, 61, joined our board of directors in September 2003. Between 2002 and 2003, Mr. Schneider was a partner of Smart and Associates, LLP, a business advisory and accounting firm. Between 2000 and 2002, he was an independent consultant. Until his retirement in 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Mr. Schneider has been chairman of the board of PMA Capital Corporation since 2003.
      Michael S. Shannon, 47, joined our board of directors in September 2003. Mr. Shannon has served as president and chief executive officer of KSL II Management Operations, LLC, dba KSL Resorts (manager of golf courses and destination resorts in the U.S.) since 2004, and he has served as Managing Director of KSL Capital Partners since 2005. He was co-founder of KSL Recreation Corporation and from 1992 to 2004 served as its president and chief executive officer. Mr. Shannon was lead director of ING Americas before joining our board. Mr. Shannon is also a director of ING Direct.
      John G. Turner, 66, joined our board of directors in September 2003. Mr. Turner has been chairman of Hillcrest Capital Partners, a private equity investment firm since 2002. Mr. Turner served as chairman and CEO of ReliaStar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition he became vice chairman and a member of the executive committee for ING Americas until his retirement in 2002. Mr. Turner is a director of Hormel Foods Corporation and ING Funds.
Board Committees
      Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee’s functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company’s compliance with legal and regulatory requirements; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The Audit and Enterprise Risk Committee currently consists of Messrs. Schneider, Roberts and Turner and Ms. Perry, with Mr. Schneider serving as chairman of the committee and as “audit committee financial expert,” as defined under Securities and Exchange Commission rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are “independent” within the meaning of the regulations adopted by the Securities and Exchange Commission and the listing requirements adopted by the New York Stock Exchange regarding audit committee membership. The current members also satisfy the financial literacy qualifications of the New York Stock Exchange listing standards. The committee met on 11 occasions in 2005. A copy of the Audit and Enterprise Risk Committee’s charter is available on our website at www.conseco.com.
      Governance and Strategy Committee. The Governance and Strategy Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by shareholders; and considering questions of possible conflicts of interest involving board members, executive officers and key employees. It is also responsible for developing principles of corporate governance and recommending them to the board for its approval and adoption, and reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Strategy Committee currently consists of Messrs. Tokarz and Shannon and Ms. Perry, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Strategy Committee are

“independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding nominating committee membership. The committee held three meetings during 2005. A copy of the Governance and Strategy Committee’s charter is available on our website at www.conseco.com. The Governance and Strategy Committee does not have a written policy regarding shareholder nominations for director candidates. The Governance and Strategy Committee will, however, consider candidates for director nominees put forward by shareholders. See “Shareholder Proposals for 2007 Annual Meeting” for a description of the advance notice procedures for shareholder nominations for directors.
      Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation policy; recommending to the board the compensation of the chief executive officer and other senior officers; and reviewing and administering our incentive compensation and equity award plans. The Human Resources and Compensation Committee currently consists of Messrs. Turner, Tokarz and Shannon, with Mr. Shannon serving as chairman of the committee. All current members of the Human Resources and Compensation Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding compensation committee membership. The committee met on 11 occasions in 2005. A copy of the Human Resources and Compensation Committee’s charter is available on our website at www.conseco.com.
      Investment Committee. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures which Conseco utilizes in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Messrs. Kirsch, Schneider and Roberts, with Mr. Roberts serving as chairman of the committee. The committee met on five occasions in 2005. A copy of the Investment Committee’s charter is available on our website at www.conseco.com.
      Executive Committee. Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the board of directors in the management of our business affairs during intervals between board meetings. The Executive Committee currently consists of Messrs. Hilliard, Kirsch and Turner, with Mr. Turner serving as chairman of the committee. A copy of the Executive Committee’s charter is available on our website at www.conseco.com.
Director Compensation
      Our non-employee directors receive an annual cash retainer of $70,000. The chairman of the Audit and Enterprise Risk Committee receives an additional annual cash fee of $30,000, and directors who serve as chairman of one of our other board committees receive an additional annual cash fee of $20,000. Each member of the Audit and Enterprise Risk Committee (including the chairman) receives an additional annual cash retainer of $15,000. Cash fees are paid quarterly in advance. Our non-employee directors are also entitled to receive $70,000 in annual equity awards. In addition, the directors (other than Mr. Kirsch and Mr. Hilliard) were awarded a one-time equity grant for joining the Board, consisting of 2,000 shares of restricted common stock and an option to purchase 10,000 shares of common stock. Directors are reimbursed for out-of-pocket expenses including first class airfare incurred in connection with the performance of their responsibilities as directors. The compensation paid in 2005 to our non-employee directors is summarized in the table below:
Compensation of Non-Employee Directors

		Fees Paid		All Other
Name	Total	in Cash	Stock Awards(1)	Compensation

R. Glenn Hilliard(2)	$175,996	$32,003	$104,993	$39,000
Debra J. Perry	154,995	85,000	69,995	0
Philip R. Roberts	174,995	105,000	69,995	0
Neal C. Schneider	184,995	115,000	69,995	0
Michael S. Shannon	159,995	90,000	69,995	0
Michael T. Tokarz	159,995	90,000	69,995	0
John G. Turner	174,995	105,000	69,995	0

(1)	On November 30, 2005, the non-employee directors received shares of Conseco common stock in payment of the equity portion of their annual director fee. All non-employee directors other than Mr. Hilliard received 3,122 shares of common stock with a market value on that date of $69,995. Effective September 2005, for serving as non-executive chairman, Mr. Hilliard receives an annual fee equal to 150% of the annual fee paid to the other non-employee directors. Accordingly, he received 4,683 shares of common stock on November 30, 2005.

(2)	The cash director fees and stock awards shown for Mr. Hilliard were paid during the period from September 10, 2005 through December 31, 2005 when he served as non-executive chairman. See the description above regarding the terms of Mr. Hilliard’s agreement with the Company and see the Summary Compensation Table on page 14 for information regarding compensation received by Mr. Hilliard in all capacities during 2005. The other compensation shown above for Mr. Hilliard represents the amount paid to him as reimbursement for office expenses.
Board Meetings and Attendance
      During 2005, the board of directors met on 12 occasions. All directors attended at least 75 percent of the aggregate meetings of the board and the committees on which they served. The non-management directors regularly meet in executive session without the CEO or any other member of management. Mr. Hilliard presides at such executive sessions.
Director Independence
      The Board annually determines the independence of directors based on a review by the directors. Although the board of directors has not adopted categorical standards of materiality for independence purposes, no director is considered independent unless the board has determined that he or she has no material relationship with Conseco, either directly or as an officer, shareholder or partner of an organization that has a material relationship with Conseco. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The board considers the New York Stock Exchange guidelines in making its determination regarding independence and the materiality of any relationships with Conseco. The board has determined that all current directors other than Mr. Kirsch and Mr. Hilliard are independent.
Code of Ethics
      We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding their obligations in the conduct of the Company’s affairs. A copy of the Code of Business Conduct and Ethics is available on our website at www.conseco.com.

Corporate Governance Guidelines
      Conseco is committed to best practices in corporate governance. Upon the recommendation of the Governance and Strategy Committee, Conseco adopted a set of Conseco Board Governance Operating Guidelines. A copy of the Conseco Board Governance Operating Guidelines is available on our website at www.conseco.com.
Communications with Directors
      Shareholders wishing to communicate directly with Conseco’s board of directors or any one or more individual members (including the presiding director or the non-management directors as a group) are welcome to do so by writing to the Conseco Corporate Secretary, 11825 North Pennsylvania Street, Carmel, Indiana, 46032. The Corporate Secretary will forward any communications to the director or directors specified by the shareholder.
      In addition, Conseco has a policy that all directors attend the annual meeting of shareholders. All of our directors attended the annual meeting of shareholders held in 2005.
Compensation Committee Interlocks
      None of the members of the Human Resources and Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2005, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Human Resources and Compensation Committee.
Copies of Corporate Documents
      In addition to being available on our website at www.conseco.com, we will provide to any person, without charge, a printed copy of our committee charters, Code of Ethics and Board of Governance Operating Guidelines upon request to Conseco Investor Relations, 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

EXECUTIVE COMPENSATION
Report of the Human Resources and Compensation Committee on Executive Compensation
Duties and Responsibilities
      The Human Resources and Compensation Committee of Conseco’s board of directors, which is composed entirely of independent directors (the “Compensation Committee”), assists the board in carrying out its responsibilities relating to the compensation of the Company’s executives. The Compensation Committee has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, including:

•	Approving the overall compensation and benefits policy of the Company;

•	Making recommendations to the board of directors with respect to new cash-based and/or equity-based incentive plans;

•	Administering the Company’s annual and long-term incentive plans, and approving awards made thereunder;

•	Establishing annual and long-term performance goals and objectives for our executive officers and key senior officers;

•	Evaluating the performance of the CEO, other executive officers and key senior officers in light of performance goals and objectives;

•	Recommending to the board of directors the compensation of the CEO and approving the compensation of the other executive officers and key senior officers based upon the evaluation of the performance of the CEO and such other officers, respectively;

•	Approving appointments and promotions of executive officers and key senior officers; and

•	Preparing an annual performance self-evaluation of the Compensation Committee.
      The Compensation Committee has adopted a written charter. The current charter was approved and adopted in March 2005 and is available on the Company’s website at www.conseco.com. To assist in its duties, the Compensation Committee engaged a compensation consulting firm to provide information and advice with respect to the compensation of executive officers and directors in the financial services and insurance industries, as well as with regard to general industry trends.
Compensation Philosophy
      The Company’s executive compensation program is designed to enable the Company to attract, motivate and retain the executive management needed for achieving the Company’s goals. The goal of the Compensation Committee is to align executive compensation with shareholder value by rewarding achievement of financial and other Company goals as well as recognizing individual contributions. To ensure that the Company can attract and retain the best talent, the Compensation Committee annually reviews pay data for other companies of similar size and industry focus. For executives, the market analysis is based primarily on a review of 15 companies (the “Peer Group”), supplemented by financial services and general industry survey data. For 2005, the Peer Group included the following companies: AFLAC Incorporated, Amerus Group Co., Assurant, Inc., AXIS Capital Holdings Limited, Delphi Financial Group, Inc., Jefferson-Pilot Corporation, Genworth Financial, Inc., Lincoln National Corporation, Nationwide Financial Services, Inc., The Phoenix Companies, Inc., Protective Life Corporation, StanCorp Financial Group, Inc., Torchmark Corporation, UnumProvident Corporation and XL Capital Ltd. In general, the Compensation Committee sets “target” compensation (i.e., the expected compensation earned for target performance) for executives at median competitive levels, relative to the market data described above. The incentive portions of the compensation package are leveraged so as to generate top quartile competitive pay should performance significantly outpace target expectations. As a result, a substantial portion of each executive officer’s total compensation is variable, based on the Company’s pay-for-performance system.

      The Compensation Committee believes it is important to assess each element of the executive pay package in relation to the overall compensation and benefits program. As part of the evaluation process, the Compensation Committee reviews tally sheets for each of the executive officers. The tally sheets provide the committee members with complete historical information on each executive regarding promotions, pay increases, bonus awards, equity grants, as well as current in-the-money value of all vested and unvested equity holdings, benefits and perquisites, and estimates of contingent, event-based compensation such as severance or change-in-control payments. The Compensation Committee considers all of this information, in combination with market data, in making decisions regarding changes to Company programs or individual pay levels.
Components of Compensation
      Base Salary. Base salaries are reviewed annually and increased, as appropriate, based on individual performance, company-wide pay levels, market factors and other data that the Compensation Committee deems relevant. On average, the Compensation Committee strives to manage executive salaries at median competitive levels. However, individual salaries may be set above or below median based on the executive’s individual performance, experience and expertise.
      Bonus Payments. The Company has adopted a pay-for-performance incentive plan designed to reward the Company’s executive officers and other officers for the achievement of specified individual and company goals that are established at the beginning of the year. This plan, the 2005 Pay for Performance (“P4P”) Incentive Plan, was approved by the shareholders at the 2005 annual meeting. As with salaries, the Compensation Committee generally sets the P4P target award levels such that the combination of salary and target bonus approximates median competitive levels. P4P awards are based on a combination of overall Company performance and, where appropriate, business unit or individual performance. For 2005, the Company-wide performance measures used for the P4P Plan were based on earnings per share, new annualized premiums and expenses. The actual P4P bonuses earned by the named executive officers for 2005 performance are shown in the Summary Compensation Table on page 14, and were paid in the first quarter of 2006. For each of the named executive officers other than Mr. Johnson, the P4P bonus for 2005 performance was based on a combination of the Company-wide performance measures and individual performance. For Mr. Johnson, his P4P bonus was based on earnings per share, statutory yield on the investment portfolio, asset valuation reserve gains and losses and individual performance. For 2006, the Compensation Committee has again selected earnings per share, new annualized premiums and expenses as the Company-wide P4P performance measures and has selected investment related goals for Mr. Johnson similar to 2005.
      Equity-Based Compensation. The Compensation Committee believes that equity compensation is an integral part of the executive compensation package. Equity awards are made under the 2003 Amended and Restated Long-Term Incentive Plan (the “2003 Plan”), which was approved by the shareholders at the 2005 annual meeting. The 2003 Plan was structured to give the Compensation Committee significant flexibility to respond to the needs of the Company by permitting a variety of equity vehicles, including stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs) and performance shares and units. The 2003 Plan does not permit repricing of options without prior shareholder approval, nor does it permit the use of discounted options.
      Upon its emergence from bankruptcy in 2003, the Company made a number of multi-year “up front” grants to executives. The Compensation Committee has determined that a program of annual equity grants is more appropriate at the current time. Consistent with the Compensation Committee’s pay-for-performance philosophy and stated competitive positioning, the equity program for executives will consist primarily of:

•	Stock Options. Stock options are granted with an exercise price equal to the stock price on the date of grant. The options generally have a 10-year term and vest equally over four years. In general, annual stock option grant levels are set to deliver total direct compensation (the sum of salary, target bonus and the grant date Black-Scholes option value) that approximates competitive median levels.

•	Performance Shares. Performance shares (“P-Shares”) are designed to provide top quartile total direct compensation opportunity (when combined with salary, bonus and option value) for the achievement of pre-determined goals. P-Share vesting will be contingent upon the achievement of multi-year performance goals. For 2005, only Mr. Kirsch received P-shares, as described below. The Committee expects to extend the use of P-Shares as part of the 2006 annual grant cycle.

•	Restricted Stock. The Committee expects that time-vesting restricted stock may be used from time to time for specific recruiting or retention situations.
      During 2005, the Compensation Committee approved total awards of 520,500 stock options, 75,000 P-Shares and 143,415 restricted shares to 42 individuals, including one of the named executive officers. As of December 31, 2005, there were 3,536,075 shares of common stock to be issued upon exercise of outstanding options or units granted under the 2003 Plan, and an additional 4,246,802 shares remained available for awards under the 2003 Plan. On such date there were approximately 151 million shares of common stock outstanding.
      The Compensation Committee has approved a policy to conform to Institutional Shareholder Services’ (“ISS”) burn rate guidelines which limit annual equity grant levels. The average annual burn rate for the three-year period of 2005, 2006 and 2007 will not exceed the greater of two percent of the Company’s shares outstanding or the mean of its Global Industry Classification Standards Peer Group (4030 Insurance). This policy will apply to shares issued under the 2003 Plan. The burn rate will be calculated as (i) the number of shares granted in each fiscal year by the Compensation Committee and reported in the Company’s periodic reports filed with the Securities and Exchange Commission, including (a) stock options, (b) stock-settled stock appreciation rights, (c) restricted stock (units) and (d) performance shares actually earned or deferred, to employees and directors divided by (ii) the fiscal year end basic shares outstanding. Stock appreciation rights, full value shares settled in cash and performance shares or units will not be included in the calculation of the burn rate. For the purpose of the calculation, one full value share (such as a share of restricted stock) may equal up to four option shares, as calculated consistent with ISS policy regarding the volatility of Conseco common stock, which may change from year to year. Using ISS’ methodology, the Company’s burn rate for 2005 was .72%.
      Benefits and Perquisites. Executives participate in the Company’s health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). The Company does not have any supplemental executive health and welfare programs. Executives may participate in the Company’s 401(k) Plan. One of the named executive officers (Mr. Bullis), has a supplemental retirement provision as part of his employment contract. Employment contracts and change in control provisions for the named executive officers are described on pages 16-19 of this proxy statement. Information regarding supplemental benefits and perquisites for named executive officers is included in the Summary Compensation Table on page 14 of this proxy statement.
Compensation of the Chief Executive Officer
      On August 12, 2004, the Company entered into an employment agreement with William Kirsch to serve as the Company’s Chief Executive Officer. The Company and Mr. Kirsch recognized that the August 2004 agreement was an interim agreement and agreed to negotiate in good faith to replace the agreement in 2005, with a goal of adjusting Mr. Kirsch’s compensation and terms to make them competitive with those applicable to chief executive officers of companies of like size and type. The Compensation Committee engaged an independent compensation consulting firm to review competitive CEO compensation levels. The Compensation Committee’s goal was to provide Mr. Kirsch with compensation that was approximately equal to the median CEO compensation, with an opportunity through performance-based equity incentives to achieve total compensation in the top quartile.

      After analysis of competitive compensation data and negotiations with Mr. Kirsch, the Compensation Committee and Mr. Kirsch agreed to an amended and restated employment agreement in September 2005 that included the following key terms:

•	an increase in the base salary for Mr. Kirsch from $800,000 to $975,000, effective May 1, 2005;

•	an increase in his target bonus from 100% of his base salary to no less than 125% of his base salary, with a maximum bonus of 250% of his target bonus; and

•	an extension of the term of the agreement until December 31, 2009 (previously August 12, 2009).
      As part of its review of the compensation for Mr. Kirsch and in addition to the changes in annual cash compensation that were reflected in his amended employment agreement, the Compensation Committee reviewed the equity-based compensation for Mr. Kirsch as compared to the peer CEO group. Based on that review, the Compensation Committee made an additional award of 75,000 options (vesting over four years) to Mr. Kirsch in November 2005 in order to bring his equity compensation in line with median equity compensation for the peer CEO group. In order to provide Mr. Kirsch with an opportunity to achieve total compensation in the top quartile of the peer CEO group, the Compensation Committee also awarded 75,000 performance units to him in November 2005 under the 2003 Plan. Each performance unit represents the right to receive one share of Conseco common stock upon satisfaction of the specified performance goals based on the Company’s operating return on equity for the years 2006-2008. The performance share units vest over the three year period only if targeted levels of return on equity are achieved.
      The Compensation Committee also recognized that most companies other than Conseco provide some type of supplemental retirement benefit for their CEO. In the amended and restated employment agreement with Mr. Kirsch, the Company agreed to consider in 2006, but is not obligated to adopt, a supplemental defined contribution arrangement for Mr. Kirsch. Such an arrangement is currently being analyzed.
Section 162(m)
      The Compensation Committee is composed of the directors listed below. The board has determined that each of the Compensation Committee members is independent under the New York Stock Exchange Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. All Compensation Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”) are made by at least two Compensation Committee members who qualify as “outside directors” under Section 162(m) of the Code. The Compensation Committee intends to seek to structure compensation arrangements for executive officers in a manner that will generally avoid the deduction limitation imposed by Section 162(m) of the Code. However, the Compensation Committee and the board continue to strongly believe that it is important and necessary that the Compensation Committee continue to have the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under Section 162(m) if such arrangements are, in the Compensation Committee’s view, in the best interests of the Company and its stockholders, and the Compensation Committee expressly retains that right.
      Submitted by the Human Resources and Compensation Committee:
Michael S. Shannon, Chairman
Michael T. Tokarz
John G. Turner

Performance Graph
      The Performance Graph below compares Conseco’s cumulative total shareholder return on its common stock for the period from September 12, 2003 (the first day of trading of the common stock on the New York Stock Exchange after Conseco’s emergence from bankruptcy) through December 31, 2005 with the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and the Dow Jones Life Insurance Index. The comparison for each of the periods assumes that $100 was invested on September 12, 2003 in each of Conseco common stock, the stocks included in the S&P 500 Index and the stocks included in the Dow Jones Life Insurance Index and that all dividends were reinvested. The stock performance shown in this graph represents past performance and should not be considered an indication of future performance of Conseco’s common stock.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG CONSECO, S&P 500 INDEX AND DOW JONES LIFE INSURANCE INDEX

Cumulative Total Returns	9/12/03	12/31/03	12/31/04	12/31/05

DJ Life Insurance Index	$100	$113	$137	$168

S&P 500 Index	$100	$110	$122	$128

Conseco, Inc.	$100	$107	$98	$114

Summary Compensation Table
      The following Summary Compensation Table sets forth the cash compensation and certain other compensation paid to our chief executive officer and the other five most highly compensated individuals who served as executive officers of Conseco in 2005 (collectively, the “named executive officers”) for services rendered during 2005.

					Long-Term Compensation

		Annual Compensation			Awards

						Number of
						Securities
					Restricted	Underlying
					Stock	Options/SARs	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Other(2)	Awards(3)	(in shares)(4)	Compensation(5)

William S. Kirsch(6)(7)	2005	$914,087	$1,466,380	$108,259	—	75,000	$270
President and Chief	2004	296,923	2,900,071	—	$6,480,000	400,000	517
Executive Officer
Eugene M. Bullis	2005	600,000	967,850	—	—	—	3,418
Executive Vice President	2004	600,000	1,140,073	242,556	—	250,000	3,030
and Chief Financial Officer	2003	609,135	2,400,000	—	5,467,500	—	162,090
R. Glenn Hilliard(7)(8)	2005	845,329	750,000	—	—	—	842
Chairman of the Board	2004	1,000,000	1,500,070	—	4,556,850	255,000	297
James E. Hohmann(7)(9)	2005	450,000	620,888	—	—	—	10,960
Executive Vice President	2004	8,654	600,000	—	1,940,000	200,000	—
and Chief Administrative Officer
Eric R. Johnson(10)	2005	500,000	882,833	—	—	—	658
President,	2004	500,000	925,071	—	—	150,000	522
40|86 Advisors, Inc.	2003	505,961	1,600,000	—	1,640,250	—	180
John R. Kline	2005	275,000	294,319	—	—	—	6,570
Senior Vice President	2004	275,000	404,602	—	—	100,000	416
and Chief Accounting Officer	2003	275,000	171,875	—	1,093,500	—	270

(1)	Bonus amounts shown for 2003 include payments approved by the Bankruptcy Court.

(2)	A dash in this column means the total perquisites and personal benefits for the named officer for the year indicated were less than $50,000 and in accordance with applicable SEC rules are not required to be included in the summary compensation table. Includes for Mr. Kirsch in 2005 $103,367 of Company costs (including vehicle lease, gasoline, vehicle maintenance and driver costs) associated with providing transportation between his residence and the Company’s office in Chicago, Illinois. Includes for Mr. Bullis in 2004 $242,556, which represents the difference between the amount paid by the executive for use of the Company’s leased airplane in 2004 pursuant to the IRS stated rate for airplane usage and the estimated cost of such usage to the Company. The Company terminated its airplane lease in 2005 and no executives used the airplane for personal travel in 2005.

(3)	The amounts shown in this column represent the value of the award of shares of restricted stock based on the closing price of the common stock on the dates of grant. The restricted stock awards in this column to current executive officers are subject to forfeiture of the unvested balance of the award if the officer’s employment is terminated prior to vesting. The table below shows the number of shares and the value of the unvested restricted stock holdings at December 31, 2005, based on the closing sales price for Conseco common stock on the last business day of 2005:

	Number of Shares of	Value of Unvested
Name	Unvested Restricted Stock	Restricted Stock

William S. Kirsch	400,000	$9,268,000
Eugene M. Bullis	125,000	2,896,250
R. Glenn Hilliard	336,667	7,800,574
James E. Hohmann	100,000	2,317,000
Eric R. Johnson	37,500	868,875
John R. Kline	25,000	579,250

Of the shares of restricted stock held by Mr. Kirsch, one-half (200,000) vest on August 12, 2006 and one-fourth (100,000) vest on each of August 12, 2007 and August 12, 2008. The shares of restricted stock held by Messrs. Bullis, Johnson and Kline vest on November 4, 2006. Of the shares of restricted stock held by Mr. Hilliard 251,667 vest on September 10, 2006 and the remaining 85,000 vest on September 10, 2007. One-half (50,000) of the shares of restricted stock held by Mr. Hohmann vest on December 20, 2006 and the remaining 50,000 shares vest on December 20, 2007. The officers are entitled to any cash dividends paid on the restricted stock. No dividends have been paid on the Conseco common stock.

(4)	No stock appreciation rights have been granted.

(5)	For 2005, the amounts reported in this column represent the amounts paid for the named executive officers for: (i) the cost of individual life insurance coverage, (ii) group life insurance premiums and (iii) Company contributions to the 401(k) plan. The table below shows such amounts for each named executive officer:

	Individual Life	Group Life
	Insurance	Insurance	401(k) Plan
Name	Premiums	Premiums	Contributions

William S. Kirsch	—	$270	—
Eugene M. Bullis	$2,230	1,188	—
R. Glenn Hilliard	—	842	—
James E. Hohmann	5,962	248	$4,750
Eric R. Johnson	388	270	—
John R. Kline	—	270	6,300

(6)	Mr. Kirsch was elected as President and Chief Executive Officer in August 2004. His bonus for 2004 included a $1,700,000 signing bonus.

(7)	No compensation information is reported for years prior to the year in which the named executive officer became an executive officer of the Company.

(8)	Mr. Hilliard has served as Chairman of the Board since September 2003, and he was an executive officer of the Company from August 2004 until September 2005. The amounts shown include payments he received during 2004 and 2005 in his capacity as both Executive Chairman and Non-Executive Chairman, in accordance with the terms of the agreement between Mr. Hilliard and the Company described below. For additional information concerning the amounts received by Mr. Hilliard as Non-Executive Chairman during 2005, see page 7 of this proxy statement.

(9)	Mr. Hohmann became an executive officer in December 2004.

(10)	Mr. Johnson became an executive officer in September 2003.

Employment Agreements
      Chief Executive Officer. We entered into an employment agreement with William S. Kirsch, effective August 12, 2004, pursuant to which he would serve as our President and Chief Executive Officer for a term of five years. The agreement provided for an annual base salary of $800,000, an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary, a signing bonus of $1,700,000 and a minimum bonus for 2004 equal to 150% of his base salary. Under the agreement, we provided Mr. Kirsch with an initial equity award comprised of options to purchase 400,000 shares of common stock with an exercise price equal to fair market value on the date of grant and 400,000 shares of restricted stock, all of which are subject to vesting, pursuant to the 2003 Plan.
      On September 2, 2005, the Company entered into an Amended and Restated Employment Agreement with Mr. Kirsch, as had been contemplated at the time of his initial agreement. The amended agreement provides for an annual salary of $975,000, effective May 1, 2005, and an annual performance-based bonus with a target of 125% of base salary and a maximum of 250% of the target bonus. The term of the amended agreement expires on December 31, 2009. We agreed to provide Mr. Kirsch with a total of $2,000,000 of term life insurance coverage, provided that the Company cost of the additional insurance coverage for Mr. Kirsch shall not exceed $50,000 per year. If Mr. Kirsch is terminated by the Company without just cause or if he resigns for good reason (other than in connection with a change of control termination), he is entitled to receive his target bonus (prorated for the partial year period ending on the date of termination), a cash payment equal to two times his annual base salary (subject to reduction if termination occurs prior to the first anniversary of the effective date of the agreement) and a cash payment equal to two times his target bonus. Any options or shares of restricted stock Mr. Kirsch holds on the date of termination shall vest only through such date according to the normal vesting schedule applicable to such options or restricted stock, provided that Mr. Kirsch shall receive additional vesting credit with respect to his initial grant of 400,000 shares of restricted stock and options to purchase 400,000 shares of common stock as if he had remained employed by the Company until the next succeeding anniversary of the date of grant, with the restricted stock being deemed to vest on the same dates as are applicable to the options. If Mr. Kirsch is terminated by the Company (other than for just cause) or if he resigns with good reason within six months in anticipation of or within two years following a change of control of the Company, he is entitled to receive his target bonus (prorated for the partial year period ending on the date of termination), a cash payment equal to three times his annual base salary and a cash payment equal to three times his target bonus. In addition, the initial grant of options and restricted stock granted under the agreement shall fully vest in connection with the change of control or, if later, the date of termination. Under the agreement, Mr. Kirsch is entitled to a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. Mr. Kirsch is also subject to a one-year non-solicitation and non-competition period after his employment with the Company has ended.
      Chief Financial Officer. We have entered into an employment agreement, effective September 10, 2003, with Eugene M. Bullis pursuant to which he would serve as our Executive Vice President and Chief Financial Officer for a term of three years. The agreement provides for an annual base salary of $600,000, an annual performance-based bonus with a target of 100% of base salary and an emergence bonus of $1,200,000, which was paid shortly after our emergence from bankruptcy. Mr. Bullis is also entitled to a future success bonus of $1,200,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $1,200,000 future success bonus would be paid upon the occurrence of each of: (i) the first refinancing of our Class A Preferred Stock and senior credit facility, (ii) our obtaining a financial strength rating from A.M. Best of “A-” or higher, and (iii) achievement of agreed upon expense reductions. Mr. Bullis has earned acceleration of $800,000 of the $1,200,000 future success bonus thus far. Under the agreement, we provided Mr. Bullis with an initial equity award comprised of options to purchase 250,000 shares of common stock and 250,000 shares of restricted stock, all of which are subject to vesting, pursuant to the 2003 Plan. The agreement also provides that Mr. Bullis will receive a supplemental retirement benefit of $250,000 per year, commencing when he attains age 65 and continuing until the later of his death or the death of his spouse. One-third of the supplemental retirement benefit vests on each anniversary of his employment agreement. We have agreed to provide

Mr. Bullis a life insurance policy with a face amount of $600,000. If Mr. Bullis is terminated by the Company without just cause, the unpaid amount of his supplemental retirement benefit will vest and any unpaid portion of the $1,200,000 future success bonus will become due and payable. In the event of a change of control of the Company, all previously granted options and restricted stock will vest. In the event that Mr. Bullis’ employment is terminated 6 months prior to or within 2 years after a change of control, the unvested amount of his supplemental retirement benefit will vest and any unpaid portion of the $1,200,000 future success bonus will become due and payable. In addition, if Mr. Bullis’ employment is terminated 6 months prior to a change of control, all of his unvested options and restricted stock will vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Bullis is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.
      Chairman. On June 18, 2003, our predecessor entered into an agreement with R. Glenn Hilliard pursuant to which Mr. Hilliard provided consulting services to our predecessor during the pendency of the Chapter 11 cases and agreed to serve as our non-executive chairman for an initial term of four years following our emergence from bankruptcy. This agreement, which became effective upon our emergence from bankruptcy on September 10, 2003, was negotiated with our predecessor’s creditors committee and was approved by the Bankruptcy Court in connection with the approval of the plan of reorganization. The agreement provided for (i) an annual director’s fee of $1,000,000 for the first two years of the term, and director’s fees similar to those paid to similarly situated non-executive chairmen for the latter two years of the term; (ii) a signing bonus of 98,119 shares of common stock, which were issued shortly after our emergence from bankruptcy; (iii) a retention bonus of $1,500,000, which was paid following the first anniversary of our emergence from bankruptcy; (iv) a retention bonus of $750,000, which was paid following the second anniversary of our emergence from bankruptcy; and (v) a fee of $60,000 per month to be paid during the period from May 15, 2003 until the Company’s emergence from bankruptcy on September 10, 2003 (this monthly fee was waived by Mr. Hilliard on December 30, 2003 in order to avoid any issues with his status as an independent director at that time). Under the agreement negotiated with our predecessor’s creditors committee, we also issued Mr. Hilliard 500,000 shares of restricted stock and options to purchase 500,000 shares of common stock, all of which were subject to vesting, pursuant to the 2003 Plan. By the terms of that agreement, Mr. Hilliard was also entitled to receive on the one-year anniversary of our emergence from bankruptcy shares of restricted stock and stock options, each in an amount equal to .25% of the outstanding shares of common stock on the one-year anniversary. In connection with the agreement described in the following paragraph, Mr. Hilliard agreed to receive 255,000 shares of restricted stock and options to purchase an additional 255,000 shares (compared to the approximately 375,000 shares of restricted stock and 375,000 options to which he would have been entitled to receive under his initial agreement).
      In August 2004, Mr. Hilliard was elected Executive Chairman, and he entered into a revised agreement with Conseco pursuant to which he agreed to serve as Executive Chairman through September 10, 2005. The financial terms of Mr. Hilliard’s agreement with the Company did not change materially after he was elected Executive Chairman. The revised agreement provided for Mr. Hilliard to receive an annual salary of $1,000,000 and to receive retention bonuses of $1,500,000 in September 2004 and $750,000 in September 2005, as had been provided in his original agreement. Effective September 10, 2005, Mr. Hilliard again became Non-Executive Chairman and in accordance with his agreement now receives director’s fees comparable to those paid to similarly situated non-executive chairs of other corporations as determined by the Board. Under the agreement, Mr. Hilliard is entitled to a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. In addition, upon a qualifying termination, vesting of previously granted options and restricted stock will occur as if Mr. Hilliard continued to serve through the next anniversary of our emergence from bankruptcy following his separation. Mr. Hilliard is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.
      Chief Administrative Officer. Effective November 29, 2004, we entered into an employment agreement with James E. Hohmann, pursuant to which he would serve as our Executive Vice President and Chief Administrative Officer for an initial term ending December 31, 2008, subject to automatic renewals for successive one-year terms unless we or Mr. Hohmann provide written notice of non-renewal at least 90 days prior to the commencement of a renewal term. The agreement provides for an annual base salary of $450,000, an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary (with a minimum bonus of $450,000 for 2005) and bonuses aggregating $600,000 that were paid in December 2004 and January 2005. Under the agreement, we provided Mr. Hohmann with an initial equity award comprised of options to purchase 200,000 shares of common stock with an exercise price equal to the fair market value on the date of grant and 100,000 shares of restricted stock, all of which are subject to vesting, pursuant to the 2003 Plan. In the event of a change of control of the Company, all unvested options and shares of restricted stock held by Mr. Hohmann will vest. We also agreed to reimburse Mr. Hohmann for up to $5,000 per year for premiums on term life insurance policies in effect on his life, in lieu of any other life insurance benefit. If Mr. Hohmann is terminated by the Company without just cause or if he resigns with reason, he is entitled to receive his base salary plus target bonus (in the form of salary continuation on a pro rata basis) for the 12-month period following his termination and a lump sum payment equal to the pro rata portion of his target bonus for the year in which the date of termination occurs. Any options or shares of restricted stock Mr. Hohmann holds on the date of termination shall vest only through such date according to the normal vesting schedule applicable to such options or restricted stock, provided that Mr. Hohmann shall receive additional vesting credit with respect to his initial grant of options to purchase 200,000 shares of common stock as if he had remained employed by the Company until the next succeeding anniversary of the date of grant. If Mr. Hohmann is terminated by the Company for any reason within six months in anticipation of or within two years following a change of control of the Company, he is entitled to receive his base salary and target bonus (in the form of salary continuation on a pro rata basis) for the 24-month period following his termination and a lump sum payment equal to the pro rata portion of his target bonus for the year in which the date of termination occurs. To the extent Mr. Hohmann is terminated in anticipation of a change of control, any options or shares of restricted stock he holds shall fully vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Hohmann is subject to a two-year non-solicitation period and one-year non-competition period after his employment with the Company has ended.
      President, 40|86 Advisors, Inc. 40|86 Advisors, Inc., a wholly-owned investment management subsidiary of Conseco, Inc. that manages the investment portfolios of our insurance subsidiaries, has entered into an employment agreement, effective September 10, 2003, with Eric R. Johnson pursuant to which he would serve as 40|86 Advisors’ President for a term of three years. The agreement provides for an annual base salary of $500,000, an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary and a bonus of $950,000 that was paid in January 2004. Mr. Johnson is also entitled to a future success bonus of $950,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $950,000 future success bonus would be paid upon the occurrence of each of: (i) the first refinancing of our Class A Preferred Stock and senior credit facility, (ii) our obtaining a financial strength rating from A.M. Best of “A-” or higher, and (iii) the achievement of mutually agreed-upon improvements in investment return and quality. Mr. Johnson has earned acceleration of $633,333 of the $950,000 future success bonus thus far. Under the agreement, we provided Mr. Johnson with an initial equity award comprised of options to purchase 150,000 shares of common stock and 75,000 shares of restricted stock, all of which are subject to vesting, pursuant to the 2003 Plan. We also agreed to provide Mr. Johnson a life insurance policy with a face amount of $500,000. If Mr. Johnson is terminated by 40|86 Advisors without just cause, any unvested portion of the $950,000 future success bonus will become due and payable. In the event of a change of control of the Company, all previously granted options and restricted stock will vest. In the event that Mr. Johnson’s employment is terminated 6 months prior to or within 2 years after a change of control, any unvested portion of the $950,000 future success bonus will become due and payable. In addition, if Mr. Johnson’s employment is terminated 6 months prior to a change of control, all of his unvested options and restricted stock will vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Johnson is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.
      Chief Accounting Officer. Effective July 15, 2004, we entered into an employment agreement with John R. Kline pursuant to which he would serve as our Senior Vice President and Chief Accounting Officer for a term of three years. The agreement provides for an annual salary of at least $275,000 and an annual performance-based bonus with a target of 75% of base salary and a maximum of 150% of base salary. Under the agreement, we provided Mr. Kline with an initial equity award comprised of options to purchase 100,000 shares of common stock and 50,000 shares of restricted stock, all of which are subject to vesting, pursuant to the 2003 Plan. In the event of a change of control of the Company, all previously granted options and restricted stock will vest. We also agreed to provide Mr. Kline with a life insurance policy with a face amount of $275,000. If Mr. Kline is terminated by the Company without just cause, he is entitled to receive his base salary and target bonus (in the form of salary continuation on a pro rata basis) for the 12-month period following his termination and a lump sum payment equal to the pro rata portion of his target bonus for the year in which the date of termination occurs. Any options or shares of restricted stock Mr. Kline holds on the date of termination shall vest only through such date according to the normal vesting schedule applicable to such options or restricted stock, and Mr. Kline shall not receive any accelerated or additional vesting of such options or restricted stock on or after the date of termination. If Mr. Kline is terminated by the Company for any reason within six months in anticipation of or within two years following a change of control of the Company, he is entitled to receive his base salary and target bonus (in the form of salary continuation on a pro rata basis) for the 12-month period following his termination and a lump sum payment equal to the pro rata portion of his target bonus for the year in which the date of termination occurs. To the extent Mr. Kline is terminated in anticipation of a change of control, any options or shares of restricted stock he holds shall fully vest, retroactive to the date of termination, upon the occurrence of the change of control.

Stock Options
      The following table sets forth certain information concerning the exercise in 2005 of options to purchase common stock by the named executive officers and the unexercised options to purchase common stock held by such individuals as of December 31, 2005.
Aggregated Option Exercises in 2005 and Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options (in shares) at		In-the-Money Options at
	Number of		December 31, 2005		December 31, 2005(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William S. Kirsch	—	—	100,000	375,000	$697,000	$2,246,250
Eugene M. Bullis	—	—	125,000	125,000	271,250	271,250
R. Glenn Hilliard	—	—	418,333	336,667	1,637,165	1,494,335
James E. Hohmann	—	—	50,000	150,000	188,500	565,500
Eric R. Johnson	—	—	75,000	75,000	162,750	162,750
John R. Kline	—	—	50,000	50,000	108,500	108,500

(1)	The value is calculated based on the aggregate amount of the excess of $23.17 (the last sale price of the common stock as reported by the New York Stock Exchange for the last business day of 2005) over the relevant exercise prices.
      The following table sets forth certain information concerning options to purchase common stock granted in 2005 to the named executive officers. As discussed in the Report of the Human Resources and Compensation Committee, the Company made a number of multi-year “up front” stock option grants to executives after its emergence from bankruptcy in 2003. As a result, most executive officers were not considered for stock option grants in 2005, but the Compensation Committee intends to consider annual equity awards beginning in 2006. The exercise price of the options shown in the table was equal to the closing sales price of the common stock on the New York Stock Exchange on the date of grant.
Option Grants in 2005

Individual Grants

	Number of	% of Total	Per Share
	Securities Underlying	to Employees in	Exercise	Expiration	Grant Date
Name	Options Granted	2005	Price	Date	Present Value(1)

William S. Kirsch(2)	75,000	14.4%	$21.10	11/23/15	$439,996
Eugene M. Bullis	—	—	—	—	—
R. Glenn Hilliard	—	—	—	—	—
James E. Hohmann	—	—	—	—	—
Eric R. Johnson	—	—	—	—	—
John R. Kline	—	—	—	—	—

(1)	Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying common stock on the date of grant. The assumptions used in the model were: expected volatility of 22 percent, risk free rate of return of 4.5 percent, expected life of 6.0 years and a dividend rate of 0 percent. A discount of 15 percent was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco’s use of this model does not constitute an acknowledgement that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of common stock and cannot be accurately forecasted by application of an option pricing model.

(2)	These are non-qualified stock options which vest in four equal annual installments beginning May 1, 2006.

Long-Term Incentive Plan Awards
      The following table sets forth information concerning performance units granted in 2005 to the named executive officers. As discussed in the Report of the Human Resources and Compensation Committee, the award to Mr. Kirsch in 2005 was made in connection with a review of his compensation. Other executive officers had previously received multi-year equity awards and were not considered for performance units or similar awards in 2005. The Committee intends to consider annual equity awards, including P-Shares or performance units, beginning in 2006.
Long-Term Incentive Plans — Awards In 2005

Estimated Future
Payouts Under Non-
		Performance Or	Stock Price-Based
		Other Period Until	Plans (in shares)(1)
Maturation Or
Name	Number of Shares	Payout	Threshold	Maximum

William S. Kirsch	75,000	(1)	37,500	75,000
Eugene M. Bullis	—	—	—	—
R. Glenn Hilliard	—	—	—	—
James E. Hohmann	—	—	—	—
Eric R. Johnson	—	—	—	—
John R. Kline	—	—	—	—

(1)	On November 23, 2005, Conseco awarded 75,000 performance units to William S. Kirsch under Conseco’s 2003 Amended and Restated Long-Term Incentive Plan. Each performance unit represents the right to receive one share of Conseco common stock, plus “dividend equivalents” thereon subject to satisfaction of the vesting criteria. The award to Mr. Kirsch contains performance goals based on Conseco’s operating return on equity for the years 2006-2008. For purposes of the award, Conseco’s operating return on equity is calculated by dividing operating earnings by average shareholders’ equity, excluding accumulated other comprehensive income or loss. Operating earnings is defined for purposes of the award as consolidated net income before preferred stock dividends less (i) net realized gains (losses) (net of the related amortization of the value of policies inforce at the effective date of the bankruptcy reorganization of Conseco’s predecessor and the cost of policies produced and taxes) and (ii) the cumulative effect of change in accounting principles. If the performance goals are achieved, the payout of the award will be made following 2007 and/or 2008, subject to accelerated vesting under certain circumstances in the event of a termination of Mr. Kirsch’s employment by Conseco without “Just Cause” or by him for “Good Reason” (as such terms are defined in Mr. Kirsch’s employment agreement), or in conjunction with a change in control. If Mr. Kirsch satisfies the minimum performance threshold, he will be entitled to 50% of the award, with the opportunity to vest in 100% of the award if the highest performance goal is achieved or exceeded.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2005 and has been selected by the Audit and Enterprise Risk Committee to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.
      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
Fees Paid to PricewaterhouseCoopers LLP
      Aggregate fees billed to the Company for the years ended December 31, 2005 and 2004, by PricewaterhouseCoopers LLP were as follows (dollars in millions):

	Year Ended
	December 31,

	2005	2004

Audit fees(a)	$5.6	$5.1
Audit-related fees(b)	.5	.9
Tax fees(c)	—	.2
All other fees	—	—

Total	$6.1	$6.2

(a)	Audit fees were for professional services rendered for the audits of Conseco’s consolidated financial statements, statutory and subsidiary audits, issuance of comfort letters, consents, and assistance with review of documents filed with the Securities and Exchange Commission.

(b)	Audit-related fees primarily include services provided for advisory services for Sarbanes-Oxley Section 404, employee benefit plan audits, and other assurance related services.

(c)	Tax fees primarily include services provided for tax compliance, tax advice and tax planning.
Pre-Approval Policy
      The Audit and Enterprise Risk Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
      In 2004 and 2005, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit and Enterprise Risk Committee for all audit, audit-related, tax and other services.

Report of the Audit and Enterprise Risk Committee
      In accordance with its written charter adopted by the Board of Directors, the Audit and Enterprise Risk Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight of the integrity of the financial statements, public disclosures and financial reporting practices of the Company. The Audit and Enterprise Risk Committee is comprised entirely of independent directors meeting the requirements of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.
      In order to discharge its oversight function, the Audit and Enterprise Risk Committee works closely with management and with Conseco’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal controls over financial reporting and for expressing opinions on both the effectiveness of the controls and management’s assertion as to this effectiveness.
      The Audit and Enterprise Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Audit and Enterprise Risk Committee met 11 times during 2005. The members identified below have served throughout 2005 and 2006.
      In overseeing the preparation of the Company’s financial statements, the Audit and Enterprise Risk Committee has met with management and the Company’s independent registered public accounting firm to review and discuss the consolidated financial statements prior to their issuance and to discuss significant accounting issues. The Audit and Enterprise Risk Committee also discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.”
      The Audit and Enterprise Risk Committee obtained from the independent registered public accounting firm a formal written statement consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with such firm their independence.
      Based on the reviews and discussions referenced above, the Audit and Enterprise Risk Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
      Submitted by the Audit and Enterprise Risk Committee:
Neal C. Schneider, Chairman
Debra J. Perry
Philip R. Roberts
John G. Turner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires Conseco’s directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco’s outstanding equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Conseco. Specific due dates for these reports have been established by the Securities and Exchange Commission, and Conseco is required to disclose any failure by such persons to file such reports for fiscal year 2005 by the prescribed dates. Officers, directors and greater than 10 percent beneficial owners are required to furnish Conseco with copies of all reports filed with the Securities and Exchange Commission pursuant to Section 16(a). To Conseco’s knowledge, based solely on review of the copies of the reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934 applicable to Conseco’s officers, directors and greater than 10 percent beneficial owners were timely made by each such person during the year ended December 31, 2005.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Any proper proposal which a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2007 Annual Meeting must be received by Conseco by December 13, 2006. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy statement for the 2007 Annual Meeting. In addition to the Securities and Exchange Commission rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures with regard to certain matters, including shareholder nominations for directors, to be brought before a meeting of shareholders at which directors are to be elected. In the case of an annual meeting, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting of stockholders at which directors are to be elected, notice of a stockholder nomination must be received by the Secretary of the Company no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. A nomination will not be considered if it does not comply with these notice procedures and any additional requirements set forth in our bylaws. Please note that these bylaw requirements are separate from the Securities and Exchange Commission’s requirements to have a shareholder nomination or other proposal included in our proxy statement. Any shareholder who wishes to submit a proposal to be acted upon at the 2007 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.
ANNUAL REPORT
      Conseco’s Annual Report for 2005 (which includes its annual report on Form 10-K as filed with the Securities and Exchange Commission) is being mailed with this proxy statement to all holders of common stock as of April 4, 2006. The Annual Report is not part of the proxy solicitation material. If you wish to receive an additional copy of the Annual Report for 2005 or the Form 10-K without charge, please contact Conseco Investor Relations, 11825 North Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

OTHER MATTERS
      Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Karl W. Kindig
Assistant Secretary
April 12, 2006

CONSECO, INC.
Annual Meeting of Shareholders To Be Held on May 23, 2006
This Proxy is Solicited on Behalf of the Board of Directors
Each person signing this card on the reverse side hereby appoints, as proxies, Eugene M. Bullis, John R. Kline, and Daniel J. Murphy, or any of them with full power of substitution, to vote all shares of Common Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc. to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 10:00 a.m. local time on May 23, 2006, and any adjournments thereof.
This proxy card will be voted as directed. If no instructions are specified, the shares represented by this proxy shall be voted for the election of all directors listed in item 1 and for the ratification of the appointment of the independent registered public accounting firm in Item 2.
This proxy is continued on the reverse side.
Please sign on the reverse side and return promptly.

ANNUAL MEETING OF SHAREHOLDERS OF
CONSECO, INC.
May 23, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

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	PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: Election of the nominees named below as directors for one-year terms expiring in 2007.				2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Conseco for the fiscal year ending December 31, 2006.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Debra J. Perry
		¡	Phillip R. Roberts
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	William S. Kirsch Michael T. Tokarz		In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
		¡	R. Glenn Hilliard
		¡	Michael S. Shannon
☐	FOR ALL EXCEPT (See Instructions below)	¡	Neal C. Schneider		The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April 12, 2006.
		¡	John G. Turner

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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